Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 27, 2013 with respect to the financial statements of Wheelz, Inc. included in Zipcar, Inc.’s Form 10-K that will be incorporated by reference in the Avis Budget Group, Inc. Form S-4. We hereby consent to the inclusion of said report in Zipcar, Inc.’s Form 10-K that will be incorporated by reference in the Avis Budget Group, Inc. Form S-4 and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

San Francisco, California

June 21, 2013